THE WALL STREET GROUP, INC.                       Company Contact: John S. Gould
32 East 57th Street                               Director, Investor Relations
New York, New York 10022                          Unique Mobility, Inc.
212-888-4848                                      303-278-2002

For Immediate Release: 00-06

          UNIQUE MOBILITY SHIFTS EMPHASIS TO NEAR-TERM OPPORTUNITIES; COMPANY ANNOUNCES SECOND QUARTER WRITE-DOWN OF THREE JOINT VENTURES;

          NEW CEO SETS GOAL OF PROFITABILITY FOR FOURTH FISCAL QUARTER

GOLDEN, COLORADO, October 14, 1999 .... UNIQUE MOBILITY, INC. (AMEX:UQM), a
leading developer and manufacturer of high efficiency motor/generator systems, announced today that, following a reassessment of its investments, it will take a charge against earnings for its second quarter ended September 30, 1999 of approximately $4.5 million or $.27 per share arising from the write-down of its investments in three joint ventures; Unique Mobility Europa GmbH, Taiwan UQM Electric Co., Ltd. and EV Global Motors Company and a charge associated with the retirement of the Company's former CEO.

In commenting on the write-down, William G. Rankin, Unique's recently appointed President and Chief Executive Officer, said "Our investments in these joint ventures were directed toward participating in a potentially large emerging market for `electric' automobiles, scooters and bicycles, however, these markets are developing slower than expected and the timing of revenue levels sufficient to provide a return on our invested capital has become more uncertain. This action was taken at this time as a result of the divergence of these joint venture activities from those of our core businesses. Although `electric' vehicles will likely meet with acceptance in selected `niche' markets, industry focus has shifted to `hybrid electric' vehicles which have the potential to achieve broad market acceptance. We believe that the market for `electric' vehicles could be a significant source of revenue for the Company in the distant future, and we expect to continue to support the efforts of our partners to gain significant market share when and if these markets emerge. We are committed to the rapid commercialization of our proprietary technology in existing and near-term markets and to achieving revenue growth and profitability over a relatively short cycle. We are seeing signs of accelerating demand in all of our core businesses and believe that increased product development contracts, motor and gear production and electronic assembly production will contribute to meeting our goal of profitability for the fourth fiscal quarter."

Mr. Rankin added "Today's announcement should by no means be seen as a move away from exploiting Unique's technology in advanced vehicle applications. To the contrary, we are actively involved in a wide range of exciting product developments including a `hybrid electric' drive system for one of the `big three' automakers, a $750,000 Department of Energy sponsored development of a state-of-the-art, power dense, advanced automotive propulsion system, generators and wheel motor systems for `hybrid electric' military vehicles including the Hummer, generators and wheel motor systems for various

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`hybrid electric' bus developers and manufacturers, compressor motors for fuel cell application and other vehicle auxiliaries including air conditioning compressor drives, DC to DC power converters and high frequency battery chargers. Our focus is to move these developed products into production as soon as practicable. In addition, we are leveraging these developments into existing markets; wind turbines, stationary power generators and industrial vehicles, just to name a few. With our new, modern manufacturing operations in place, we are well positioned to begin volume production of these products as they move into the commercial marketplace."

Donald A. French, Unique's Treasurer and Chief Financial Officer said "After the write-down of these investments, our balance sheet will appropriately reflect capital assets that are all actively deployed in generating revenue and a return on invested capital. Operations for the second quarter before the asset write-down and a charge associated with the retirement of the Company's former CEO in August, are expected to result in EBITDA of $0.01 per share and a net loss of $0.03 per share. Our balance sheet remains strong following these write-offs with cash and available borrowing capacity on short-term lines of credit of approximately $2.7 million and shareholders' equity of approximately $13 million. We will continue to focus our operations on accelerated commercialization of our technology portfolio, continued growth of our manufacturing activities and achieving our goal of profitable operations for the fourth quarter. We believe that focusing the Company's operations on these objectives will yield the best results for our shareholders."

Unique Mobility, Inc. is a leading developer and manufacturer of power dense, high efficiency motors, gear assemblies and electronic assemblies for the automotive, aerospace, telecommunications, medical and industrial markets. The Company's headquarters and engineering and product development center are located in Golden, Colorado. Manufacturing facilities are located in Frederick, Colorado (electric motors and gear assemblies) and St. Charles Missouri (electronic assemblies and wire harnesses).

This press release contains forward-looking statements that involve risks and uncertainties. Examples of forward-looking statements are statements of the Company's expectations regarding future financial results and its ability to further commercialize its technology and increase its manufacturing activities. These statements may differ materially from actual future events or results. Readers are referred to the Risk Factors section of the Registration Statement on Form S-3 (File No. 333-78525) filed by the Company with the SEC, which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including the Company's ability to become profitable and its ability to obtain additional financing, the Company's reliance on major customers and suppliers, potential impacts from Year 2000 issues and the possibility that product liability insurance may become unavailable. These forward-looking statements represent the Company's judgment as of the date of the press release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

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